Exhibit 99.1

Magnum Hunter Resources, Inc. 600 E. Las Colinas Blvd., Suite 1100, Irving, TX 75039 Phone (972) 401-0752 Fax (972) 401-3110 Internet Address: http://www.magnumhunter.com

FOR IMMEDIATE RELEASE	NEWS

New York Stock Exchange
• Common — MHR
American Stock Exchange
• Bonds — MHR.B
• Warrants — MHR/WS/A

MAGNUM HUNTER TO ISSUE AN ADDITIONAL
$25 MILLION OF FLOATING RATE CONVERTIBLE SENIOR NOTES

Irving, Texas, December 22, 2003, Magnum Hunter Resources, Inc. (NYSE: MHR) announced today that it will issue an additional $25 million of the Company’s Floating Rate Convertible Senior Notes (the “Notes”) due 2023 pursuant to the exercise of an initial purchaser’s option to purchase additional notes. The initial offering of the $100 million aggregate principal amount of the Notes closed on December 17, 2003. As a result, the total principal amount of the Notes to be issued by Magnum Hunter is $125 million.

The Notes bear interest at a per annum rate which will equal three month LIBOR, adjusted quarterly (initially set at 1.17%). The Notes are convertible into a combination of cash and common stock of Magnum Hunter upon the happening of certain events. Upon conversion of a Note, the holder of such Note will receive cash equal to the principal amount of the Note and Magnum Hunter common stock for the conversion value of the Note in excess of such principal amount. The conversion price for the Notes will be $12.19 per share of Magnum Hunter common stock, which is equivalent to an initial conversion ratio of 82.0345, subject to adjustment in certain circumstances.

Magnum Hunter had used all of the net proceeds from the $100 million offering to repay outstanding indebtedness under Magnum Hunter’s revolving credit facility that was recently increased to allow for the redemption of all of its 10% Senior Unsecured Notes due 2007. The net proceeds from this additional $25 million will also be applied to the Company’s revolving credit facility on or about December 24, 2003. The Notes rank equally and ratably with all senior unsecured indebtedness of Magnum Hunter. The Notes have been offered and sold only to “qualified institutional buyers” in accordance with Rule 144A.

The Notes and the shares of common stock issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes or the shares of common stock issuable upon conversion of the Notes. This press release is being issued pursuant to Rule 135(c) under the Securities Act.

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FOR FURTHER INFORMATION CONTACT: M. BRADLEY DAVIS

SENIOR VICE PRESIDENT-CAPITAL MARKETS (972) 401-0752